Exhibit (h)(7)

SHAREHOLDER SERVICES AGREEMENT

SHAREHOLDER SERVICES AGREEMENT made as of the 5th day of July, 2011, by and between the Marshall Funds, Inc. (the “Corporation”), on behalf of those portfolios of the Corporation listed on Exhibit 1, as may be amended from time to time (each, a “Fund” and collectively as “Funds”), having its principal place of business in Milwaukee, Wisconsin and Marshall & Ilsley Trust Company N.A. (including its division Marshall Funds Investor Services), a national banking association, having its principal place of business in Milwaukee, Wisconsin (“MFIS”).

In consideration of the mutual covenants herein contained, the parties agree as follows:

1. The Funds hereby appoint MFIS to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds (“Services”) and MFIS accepts such appointment and agrees to provide or cause to be provided Services that, in its best judgment, are necessary or desirable for shareholders of the Funds. MFIS agrees to provide Services including but not limited to the following: reviewing the activity in applicable accounts; providing training and supervision of its personnel; coordinating the distribution of current copies of prospectuses, statements of additional information and shareholder reports to current shareholders; serving as liaison with other Fund service providers in connection with shareholder matters; responding to shareholder inquiries and correspondence; and surveying shareholders for information concerning satisfaction with mutual fund products and services. In addition to providing Services directly to shareholders of the Funds, MFIS may select, negotiate and subcontract with third parties for the performance of additional Services including but not limited to the following: establishing new accounts; processing transactions including purchases, redemptions, and exchanges; maintaining files, i.e., processing change of addresses, adding/changing wiring instructions or systematic investment/withdrawal plans; maintaining and distributing current copies of prospectuses, statements of additional information and shareholder reports to current shareholders; responding to customers’ questions about the Funds and Classes; maintaining files of shareholder inquiries and correspondence; and verifying shareholder signatures in conjunction with redemptions or changes in account classifications.

Nothing contained herein shall be construed to authorize MFIS to act as transfer agent of the Funds or classes of the Funds (“Classes”) or to perform any services hereunder primarily intended to result in the sale of shares of the Corporation, the Funds or the Classes. MFIS further agrees to provide the Funds, upon request, a written description of any other shareholder services that MFIS is providing hereunder.

2. During the term of this Agreement, each Fund will pay MFIS and MFIS agrees to accept as full compensation for its services rendered hereunder a fee as set forth in Exhibit 1 hereto.

For the payment period in which this Agreement becomes effective or terminates with respect to any Fund, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Fund during the month.

3. This Agreement may be terminated as follows:

(a)	at any time with respect to a Fund, without the payment of any penalty, by the vote of a majority of the Board of Directors of the Corporation or by a vote of a majority of the outstanding voting securities of any Fund as defined in the Investment Company Act of 1940 on sixty (60) days’ written notice to the parties to this Agreement; and

(b)	by any party to the Agreement without cause by giving the other party at least sixty (60) days’ written notice of its intent to terminate.

4. MFIS agrees to obtain, or confirm that the transfer agent has obtained, a taxpayer identification number certification from each shareholder of the Funds to which Services are provided that it is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide, or cause to be provided, each Fund or its designee with timely written notice of any failure to obtain such taxpayer identification number certification to enable the implementation of any required backup withholding.

5. MFIS shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. MFIS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of MFIS, who may be or become a member of the Corporation’s Board of Directors, officer, employee or agent of any Fund, shall be deemed, when rendering services to such Fund or acting on any business of such Fund (other than services or business in connection with the duties of MFIS hereunder) to be rendering such services to or acting solely for such Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of MFIS even though paid by MFIS. This Section 5 shall survive termination of this Agreement.

6. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

7. MFIS acknowledges and agrees that: (1) the Corporation is a “series company” as defined in Rule 18f-2(a) under the Investment Company Act of 1940, as amended, and each Fund is a portfolio of assets specifically allocated to a series of shares of the Corporation as contemplated by such rule; (2) all persons extending credit to, contracting with or having any claim against any Fund (including any claims arising hereunder) shall look only to the assets specifically allocated to such Fund for payment under such credit, contract or claim and not to any assets specifically allocated to another series of shares of the Funds or to any other assets of the Funds; and (3) neither the shareholders of the Funds nor the Board of Directors of the

Corporation, nor any of the Corporation’s officers, employees or agents, whether past, present or future, shall be liable for such credit, contract or claim.

8. In accordance with SEC Regulation S-P, MFIS acknowledges that the Funds may disclose shareholder nonpublic personal information (“NPI”) to MFIS solely in furtherance of fulfilling MFIS’s contractual obligations under this Agreement in the ordinary course of business to support the Funds and their shareholders. MFIS agrees to be bound to use and redisclose such NPI only for the limited purposes of processing transactions and servicing customer relationships; for specified law enforcement and miscellaneous legally permitted purposes; and as a Fund service provider or in connection with joint marketing arrangements solely at the direction and discretion of the Funds, each in accordance with the limited exceptions set forth in 17 CFR §§248.13, 248.14 and 248.15, respectively. MFIS further represents and warrants that, in accordance with 17 CFR §248.30, it has implemented safeguards by adopting policies and procedures reasonably designed to insure the security and confidentiality of records and NPI of Fund customers; protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI; and protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer. MFIS agrees to maintain the confidentiality of any NPI it receives from the Funds in connection with this Agreement or any joint marketing arrangement beyond the termination date of this Agreement.

9. Notices of any kind to be given hereunder shall be in writing (including a facsimile communication) and shall be duly given if delivered to any Fund and to such Fund at the following address: Marshall Funds, Inc., 111 East Kilbourn Avenue, Suite 200, Milwaukee, Wisconsin 53202, Attention: President, and if delivered to MFIS at 111 East Kilbourn Avenue, Suite 200, Milwaukee, Wisconsin 53202, Attention: President.

10. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Wisconsin law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

11. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

12. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that any party may assign to a successor all or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 12 shall prevent MFIS from delegating its responsibilities to another entity to the extent provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

Marshall Funds, Inc., on behalf of its

portfolios as listed on Exhibit 1 hereto

By:	/s/ John M. Blaser
Name:	John M. Blaser
Title:	President

Marshall & Ilsley Trust Company N.A., on behalf of its division, Marshall Funds Investor Services

By:	/s/ Timothy M. Bonin
Name:	Timothy M. Bonin
Title:	Vice President

Exhibit 1

Shareholder Services Agreement

Pursuant to Section 2 of this Agreement, MFIS agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate, calculated daily and payable monthly, equal to an amount up to the percentage of average net assets of each Fund, as set forth below:

Fund/Class	Shareholder Services Fee	Effective Date
Marshall Short-Term Income Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Government Income Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Short-Intermediate Bond Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Intermediate Tax-Free Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Large-Cap Value Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Large Cap Growth Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Mid-Cap Growth Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Mid-Cap Value Fund – Class Y Shares	0.25%	July 5, 2011
Marshall International Stock Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Small-Cap Growth Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Prime Money Market Fund – Class A Shares	0.25%	July 5, 2011
Marshall Prime Money Market Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Government Money Market Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Tax-Free Money Market Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Aggregate Bond Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Emerging Markets Equity Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Corporate Income Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Core Plus Bond Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Ultra Short Tax-Free Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Large-Cap Focus Fund – Class Y Shares	0.25%	July 5, 2011
Marshall Small-Cap Value Fund – Class Y Shares	0.25%	July 5, 2011

Executed as of this 5th day of July, 2011.

MARSHALL FUNDS, INC. on behalf of its portfolios listed above		MARSHALL & ILSLEY TRUST COMPANY N.A. on behalf of its division, Marshall Funds Investor Services

By:	/s/ John M. Blaser	By:	/s/ Timothy M. Bonin
Name:	John M. Blaser	Name:	Timothy M. Bonin
Title:	President	Title:	Vice President